Exhibit 99.1

                                                                        NEWS

Charter Announces $100 Million Tender Offer for Debt Securities

St. Louis, Missouri, September 30, 2008 – Charter Communications, Inc. (NASDAQ:CHTR) announced today that its subsidiary, Charter Communications Holding Company, LLC (“Charter HoldCo”), has commenced a cash tender offer (the “Tender Offer”) for certain outstanding senior notes (the “Notes”) of Charter Communications Holdings, LLC. Charter HoldCo is offering to purchase an amount of Notes (including accrued and unpaid interest) not to exceed $100 million (the “Maximum Payment Amount”).

The purpose of the Tender Offer is to reduce the consolidated interest expense for Charter Communications, Inc.

The total consideration payable for the Notes is a fixed price. All Notes tendered will be accepted for purchase in a specified priority. The following tables include the series of Notes subject to the Tender Offer, the acceptance priority (“Acceptance Priority Level”) of each series, and the consideration for each series:

CUSIP Numbers	Title of Security	Principal Amount Outstanding(1)	Acceptance Priority Level

16117PAT7	10.750% Senior Notes due 2009	$63,325,000	1
16117PAL4	10.250% Senior Notes due 2010	$17,501,000	1
16117PAM2	11.750% Senior Discount Notes due 2010	$15,664,000	1
16117PAK6	10.000% Senior Notes due 2009	$88,207,000	2
16117PAZ3 16117PAY6	9.625% Senior Notes due 2009	$36,542,145	2

CUSIP Numbers	Title of Security	Tender Offer Consideration(2)	Early Tender Premium(2)	Total Consideration(2)

16117PAT7	10.750% Senior Notes due 2009	$960.00	$15.00	$975.00
16117PAL4	10.250% Senior Notes due 2010	$955.00	$15.00	$970.00
16117PAM2	11.750% Senior Discount Notes due 2010	$955.00	$15.00	$970.00
16117PAK6	10.000% Senior Notes due 2009	$965.00	$15.00	$980.00
16117PAZ3 16117PAY6	9.625% Senior Notes due 2009	$955.00	$15.00	$970.00

(1) Aggregate principal amount outstanding as of September 29, 2008, which includes $35,175,000 principal amount of Notes held by the Company and which will not be tendered.

(2) Per $1,000 principal amount of Notes that are accepted for purchase.

The Tender Offer will expire at 5:00 p.m. Eastern Time (ET), on, Wednesday October 29, 2008, unless extended or earlier terminated (the “Expiration Time”). Holders tendering their Notes at or prior to 5:00 p.m. ET, on Tuesday, October 14, 2008, unless extended or earlier terminated (the “Early Tender Time”), will receive the Total Consideration, which includes an Early Tender Premium, in each case as set forth in the preceding table. Holders that tender their Notes after the Early Tender Time but at or prior to the Expiration Time will receive the Tender Offer Consideration, which is the Total Consideration less the Early Tender Premium. In addition, in all cases, holders of Notes that are accepted for purchase will receive accrued and unpaid interest from the last interest payment date for such series of Notes to, but not including, the date the Notes are purchased.

The initial settlement date for Notes having an Acceptance Priority Level of 1 that are tendered prior to the Early Tender Time is expected to be within the first three trading days immediately following the Early Tender Time, if such Notes have been accepted for purchase.  The final settlement date for Notes having an Acceptance Priority Level of 1 that are tendered after the Early Tender Time but before the Expiration Time will be within the first three trading days following the Expiration Time, if such Notes have been accepted for purchase.  The initial settlement date and the final settlement date for Notes having an Acceptance Priority Level of 2 will be within the first three trading days following the Expiration Time, if such Notes have been accepted for purchase.

If Notes are validly tendered and not withdrawn at the Expiration Time, such that the amount Charter HoldCo would be required to pay for the purchase of such Notes, together with accrued and unpaid interest, exceeds the Maximum Payment Amount, Charter HoldCo will (subject to the terms and conditions of the Tender Offer) accept Notes for purchase in accordance with the Acceptance Priority Level set forth in the preceding table. If the Maximum Payment Amount is adequate to purchase some but not all tendered Notes having a particular Acceptance Priority Level, Charter HoldCo will prorate the amount of Notes having such Acceptance Priority Level to be purchased. Except as set forth in the Offer to Purchase or as required by applicable law, Notes tendered prior to 5:00 p.m. ET, on Tuesday, October 14, 2008 (the “Withdrawal Deadline”), may be withdrawn at or prior to the Withdrawal Deadline, and Notes tendered after the Withdrawal Deadline but before the Expiration Time may not be withdrawn except to the extent required by law. Charter HoldCo may increase the Maximum Payment Amount for the Notes at its discretion without extending the Withdrawal Deadline.

The Tender Offer is conditioned on the satisfaction of certain limited conditions. If any of the conditions are not satisfied, Charter HoldCo is not obligated to accept for payment, purchase, or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate the Tender Offer.

Citi Contact Information

Citi is the Dealer Manager for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by an Offer to Purchase dated September 30, 2008, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offer should contact the Dealer Manager at (212) 723-6106 or toll-free at (800) 558-3745, or the Information Agent at (212) 430-3774 or toll-free at (866) 294-2200.

About Charter Communications®

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States.  Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®.  Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone.  Charter’s advertising sales and production services are sold under the Charter Media® brand.  More information about Charter can be found at www.charter.com.

Contact:

Investors                                                      Media
Mary Jo Moehle                                        Anita Lamont
314-543-2397                                               314-543-2215